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                                                                   EXHIBIT 99(C)





                                   LAST WILL

                                      AND

                                   TESTAMENT

                                      OF

                               ROBERT M. ROGERS



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        ARTICLE XI - PROVISIONS RELATING TO TCA CABLE TV, INC.

                11.1 It is my desire that my Executor and the Trustee of any trust created hereunder that owns any stock of TCA CABLE TV, INC. consult with FRED NICHOLS of Tyler, Texas (so long as he is employed by such company) in regard to any issue submitted for voting by such shares. My Trustee shall not be obligated to follow the direction of FRED NICHOLS in regard to voting such shares but his consultation shall only be in an advisory capacity and he shall have no legal authority to direct, in any way, the actual voting of such shares on any matters that may be submitted for a vote to the stockholders of TCA CABLE TV, INC. I want my Executor and Trustee to exercise its own independent judgement in any such matters. Additionally, the Trustee of any trust created hereunder may retain any shares of stock of TCA CABLE TV, INC. without regard to diversification of investments and without liability for any depreciation or loss resulting from the retention thereof.

                11.2 In regard to any of the common stock of TCA CABLE TV, INC. which my Executor desires to sell from time to time during the administration of my estate, TCA CABLE TV, INC. shall have the option to purchase any such shares in accordance with the following terms and provisions:

                (a) My Executor shall notify TCA CABLE TV, INC. through FRED R. NICHOLS (or its then acting President or any Vice-President) that my estate desires to sell all or part of its TCA CABLE TV, INC.'s common stock. The shares desired to be sold and identified in such notice are collectively called the "Selling Shares." The date of such notice shall be the date notice is received by TCA CABLE TV, INC. ("Notice Date"). Such notice may be delivered in person, by telecopier, by telegram or by certified or registered mail, return receipt requested.

                (b) TCA CABLE TV, INC. shall have the option to purchase the Selling Shares at a price per share equal to the greater of (i) the closing price on NASDAQ (or such other securities exchange it may be trading at such time) of the trading day prior to the Notice Date; or
        (ii) the best price available to my estate from a third party, which price shall be contained in the notice given to the Company by my Executor.

                (c) TCA CABLE TV, INC. must exercise its option within fifteen
        (15) days after the Notice Date by delivering notice to my Executor of the exercise thereof. Notice must be received by the Executor prior to the expiration of such fifteen (15) days by personal delivery, telecopier, telegram or certified or registered mail, return receipt requested.

                (d) If TCA CABLE TV, INC. timely exercises such option, then the purchase of the Selling Shares must be consummated on or before the expiration of thirty (30) days after the Notice Date. The purchase price shall be payable in cash or cash equivalents (e.g. by cashier's or certified check).

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                (e) If TCA CABLE TV, INC. exercises any such option but fails to timely close such purchase, then my Executor, in such Executor's sole discretion and option may:

                        (i)   terminate the option and sell the Selling Shares;

                        (ii) enforce specific performance against TCA CABLE TV, INC. to consummate such purchase; or

                        (iii) sell the Selling shares at any time within forty
                (40) days of the Notice Date and TCA CABLE TV, INC. shall be liable for the difference between (a) the proceeds derived by the estate from the sale of the Selling Shares and (b) the total purchase price for the Selling Shares TCA CABLE TV, INC. was obligated to pay therefor.

                (f) If TCA CABLE TV, INC. does not timely exercise its option to purchase the Selling Shares, then my Executor shall be free at any time to sell the Selling Shares at such price and terms as it deems proper.

                ARTICLE XII - ADMINISTRATIVE PROVISIONS

                12.1 For the purposes of my Will, if my wife actually survives me, she shall be deemed to have survived, irrespective of any statutory period requiring a longer survival period, and, in the event that my wife and I die in such a manner that it cannot be determined in what order our deaths occurred, my wife shall be presumed to have survived; provided, however, that also for the purposes of my Will, no person (other than my wife) shall be deemed to have survived me if such person shall die within ninety days after my death.
                12.2 I direct that all estate, inheritance, transfer and succession taxes which arise in connection with my death with respect to all property passing under my Will shall be paid out of my residuary estate without apportionment. Interest and penalties concerning any such tax shall be paid and charged in the same manner as the tax. Notwithstanding what is stated above, the provisions of this section shall not apply to any generation-skipping taxes.
                12.3 My Executor may begin distribution of income or principal from my estate immediately upon my death in accordance with the provisions of any trust provided for by this Will, whether or not any such trust has actually come into existence or received any distribution from my estate. My Trustee may begin making distributions from any trust provided for by this Will immediately upon receipt of any property as Trustee of such trust, whether or not the administration of my estate is then complete.
                12.4 My Executor may elect to consent, for gift tax purposes, to have gifts made by either my wife or me to third parties considered as having been made one-half by each of us,

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